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                                                                      EXHIBIT 99


                                VERITAS DGC INC.
                             AUDIT COMMITTEE CHARTER
                             (Revised June 12, 2001)

The Audit Committee is a committee of the Board of Directors. Its primary function is to assist the board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the Board of Directors have established, and the audit process.

It is RESOLVED, therefore, that the outside auditors retained by the Company shall be ultimately accountable to the Board of Directors of the Company and the Audit Committee;

It is RESOLVED, that the Board of Directors and the Audit Committee are responsible for the selection, evaluation, and, where appropriate, replacement of the outside auditor;

It is RESOLVED, therefore, that the duties and powers of the Audit Committee of the Board of Directors (the "Audit Committee") shall include:

1. Ensuring the independence of the outside auditor by reviewing and discussing with the Board, if necessary, any relationships between the outside auditor and the Company or any other relationships that may adversely affect the independence of the outside auditor;

2. Overseeing that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company;

3. Overseeing that management has established and maintained processes to assure that an adequate system of internal control is functioning within the Company;

It is RESOLVED, that the Audit Committee shall have the following specific powers and duties:

1. Requiring that the outside auditor submit to it on a periodic basis, not less than annually, a formal written statement delineating all relationships between the auditor and the Company;

2. Actively engaging in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor and for recommending that the Board of Directors take appropriate action in response to the outside auditors' report to satisfy itself of the outside auditors' independence;

3. Holding at least three regular meetings per year and such special meetings (at least one per year) as may be called by the Chairman of the Audit Committee or at the request of the outside auditor or the internal auditors, and including in such meetings members of management to provide information as needed;


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4.   Reviewing the performance of the outside auditor and internal auditors and making recommendations to the Board of Directors regarding the appointment or termination of the outside auditor and internal auditors;

5. Conferring with the outside auditor and the internal auditors concerning the scope of their examinations of the books and records of the Company and its subsidiaries; reviewing and approving the outside auditor' annual engagement letter; reviewing and approving the Company's internal audit plans and reports, annual audit plans and budgets; directing the special attention of the auditors to specific matters or areas deemed by the Committee or the auditors to be of special significance; and authorizing the auditors to perform such supplemental reviews or audits as the Committee may deem desirable;

6. Reviewing with management, the outside auditor and internal auditors significant risks and exposures, audit activities and significant audit findings;

7. Reviewing the range and cost of audit and non-audit services performed by the outside auditor;

8. Reviewing the Company's audited annual financial statements and the outside auditor' opinion rendered with respect to such financial statements, including reviewing the nature and extent of any significant changes in accounting principles or the application thereof, and providing for the review of interim financial reports before they are filed with the SEC or other regulators;

9. Providing for review of the Company's quarterly earnings releases by the Chairman, or his designee, and reviewing the Company's annual fiscal year earnings release in a meeting of the full Audit Committee before such releases are made public;

10. Through the internal audit process and the outside auditor, reviewing the adequacy of the Company's systems of internal control;

11. Obtaining from the outside auditor and internal auditors their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries and reviewing the correction of controls deemed to be deficient;

12. Providing an independent, direct communication between the Board of Directors, internal auditors and outside auditor;

13. Reporting through its Chairman to the Board of Directors following the meetings of the Audit Committee such recommendations as the committee deems appropriate;

14. Maintaining minutes or other records of meetings and activities of the Audit Committee;

15. Conducting or authorizing investigations into any matters within the Audit Committee's scope of responsibilities, including retaining independent counsel, accountants, or others to assist it in the conduct of any investigation;


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16.  Considering such other matters in relation to the financial affairs of the
     Company and its accounts, and in relation to the internal and external audit of the Company as the Audit Committee may, in its discretion, determine to be advisable;

17. Meeting with the director of internal auditing, the independent accountant, and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately with the Audit Committee;

It is RESOLVED, that the membership of the Audit Committee shall consist of at least three independent members of the Board of Directors who shall serve at the pleasure of the Board of Directors. Audit committee members and the committee chairman shall be designated by the full Board of Directors upon the recommendation of the nominating committee. All members of the Audit Committee shall be financially literate and have a familiarity with basic finance and accounting practices and at least one member of the committee shall have accounting or related financial management expertise.

It is RESOLVED, that each member of the Audit Committee shall be independent, meaning that no such member shall have any relationship that may interfere with the exercise of his or her independence from management and the Company. In addition, the following restrictions shall apply to each Audit Committee member:

1. Employees. A director who is an employee (including non-employee executive officers) of the Company or any of its affiliates may not serve on the Audit Committee until three years following the termination of his or her employment. In the event the employment relationship is with a former parent or predecessor of the Company, the director could serve on the Audit Committee after three years following the termination of the relationship between the Company and the former parent or predecessor.

2. Business Relationship. A director (i) who is a partner, controlling shareholder, or executive officer of an organization that has a business relationship with the Company, or (ii) who has a direct business relationship with the Company (e.g., a consultant) may serve on the Audit Committee only if the Company's Board of Directors determines in its business judgment that the relationship does not interfere with the director's exercise of independent judgment. In making a determination regarding the independence of a director pursuant to this paragraph, the Board of Directors should consider, among other things, the materiality of the relationship to the Company, to the director, and, if applicable, to the organization with which the director is affiliated.

3. Cross Compensation Committee Link. A director who is employed as an executive of another corporation where any of the Company's executives serves on that corporation's compensation committee may not serve on the Audit Committee.

4. Immediate Family. A director who is an Immediate Family member of an individual who is an executive officer of the Company or any of its affiliates cannot serve on the Audit Committee until three years following the termination of such employment relationship. See definition of "Immediate Family."


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         The following definitions shall apply in 1 through 4 above:

         "Affiliate" includes a subsidiary, sibling company, predecessor, parent company, or former parent company.

         "Business relationships" can include commercial, industrial, banking, consulting, legal, accounting and other relationships. A director can have this relationship directly with the Company, or the director can be a partner, officer or employee of an organization that has such a relationship. The director may serve on the Audit Committee without the above-referenced Board of Directors' determination after three years following the termination of, as applicable, either (1) the relationship between the organization with which the director is affiliated and the Company, (2) the relationship between the director and his or her partnership status, shareholder interest or executive officer position, or (3) the direct business relationship between the director and the Company.

         "Immediate Family" includes a person's spouse, parents, children, siblings, mothers-in-law and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees) who shares such person's home.

         "Officer" shall have the meaning specified in Rule 16a-l(f) under the Securities Exchange Act of 1934 or any successor rule.



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